                                                                EXHIBIT 16(c)(6)


                               Company Projections
--------------------------------------------------------------------------------

(Figures in thousands, except per share date

      Fiscal year ended December 31,

                                                              Projected
                                  ------------------------------------------------------------------
                                     2000          2001          2002          2003          2004
                                     ----          ----          ----          ----          ----
Operating revenues                $  126,944    $  134,246    $  148,954    $  153,478    $  158,140

  Cost of revenues                    81,263        84,753        91,230        93,511        95,849
                                  ----------    ----------    ----------    ----------    ----------

Gross profit                          45,681        49,493        57,723        59,967        62,291

  Operating expenses                  32,727        34,402        36,687        37,604        38,545
                                  ----------    ----------    ----------    ----------    ----------

EBITDA                                12,953        15,091        21,036        22,363        23,747

Depreciation & amortization            8,428         9,187        10,688        10,698        10,786
                                  ----------    ----------    ----------    ----------    ----------

Operating income                       4,526         5,904        10,348        11,665        12,961

Interest income                          764           824           958           983         1,008

Interest expense                        (735)       (2,217)       (6,650)       (6,650)       (6,650)

Other income (expense)                    --            --            --            --            --
                                  ----------    ----------    ----------    ----------    ----------

  Total interest & other                  28        (1,393)       (5,692)       (5,667)       (5,642)

Income before taxes                    4,554         4,510         4,656         5,997         7,319

  Provision for income taxes           1,594         1,579         1,630         2,099         2,562
                                  ----------    ----------    ----------    ----------    ----------

Net income available to common    $    2,960    $    2,932    $    3,027    $    3,898    $    4,757
                                  ==========    ==========    ==========    ==========    ==========

Diluted shares outstanding             2,030         2,030         2,030         2,030         2,030

Diluted EPS                       $     1.46    $     1.44    $     1.49    $     1.92    $     2.34